AMENDMENT NO. 1 TO
AMENDED & RESTATED CODE OF ETHICS OF
BRIDGES INVESTMENT FUND, INC. & BRIDGES INVESTMENT MANAGEMENT, INC.

Preamble

The Amended & Restated Code of Ethics (the "2018 Code of Ethics") was jointly adopted by Bridges Investment Fund, Inc. ("Fund") effective August 21, 2018, and Bridges Investment Management, Inc. ("BIM" or the "Advisor"), effective July 31, 2018, as the investment adviser to the Fund. The Fund and BIM intend that the provisions of the Code of Ethics be interpreted in a manner consistent with the requirements of SEC Rule 17j-1 and SEC Rule 204A-1, and in the event any provisions of the Code of Ethics are inconsistent with the provisions of SEC Rule 204A-1 or SEC Rule 17j-1, that the provisions of Rule 204A-1 and Rule 17j-1 shall control.

Amendments

The Fund and Advisor intend to amend the following sections of the 2018 Code of Ethics as follows:

1.Modification to Section 3A. Section 3A of the 2018 Code of Ethics shall be deleted in its entirety and replaced with the following:

3A. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale (a) is being considered for purchase or sale by the Fund or clients of the Advisor; or (b) is being purchased or sold by the Fund or clients of the Advisor; or (c) has been purchased or sold by the Fund or clients of the Advisor within the past twenty-four hours; provided, however, that this Section 3A shall not apply to the purchase or sale of shares of the Fund by Access Persons, and that for purposes of this section, the term "Covered Security" shall not include shares of the Fund. Notwithstanding such proviso, shares of the Fund shall be considered Covered Securities for all other purposes of the Code of Ethics unless otherwise expressly excluded.

2.	Application of 2018 Code of Ethics to Directors of Bridges Holding Company.

a.    Section 1(i) of the 2018 Code of Ethics shall be deleted in its entirety and replaced with the following:

(i) “Disinterested Director” means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act and a director of BHC who is deemed independent by the BIM Board of Directors and who at no time is an Access Person or Advisory Person (as such terms are defined in the Code of Ethics).

b.    The 2018 Code of Ethics shall be amended to include the following definition in Section 1:

(n)    "BHC" means Bridges Holding Company, Inc.

c.    The last sentence of subsection (a) of Section 4A of the 2018 Code of Ethics shall be amended as follows:

A Disinterested Director of the Fund or BHC who would be required to make a report solely by reason of being a director of the Fund or BHC need not make an initial report.

d.    The 2018 Code of Ethics shall be amended to include an additional exception to subsection (b)(ii) of Section 4A:

(3) A Disinterested Director of BHC who would be required to make a report solely by reason of being a BHC director, need only make a quarterly transaction report if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15- day period immediately before or after the director's transaction in a Covered Security, the Advisor purchased or sold the Covered Security, or the Advisor considered purchasing or selling the Covered Security.

e.    The last sentence of the first paragraph of subsection (c) of Section 4A of the 2018 Code of Ethics shall be amended as follows:

A Disinterested Director of the Fund or BHC who would be required to make a report solely by reason of being a director of the Fund or BHC need not make an annual report.

f.    ATTACHMENT I (LIST OF ALL ACCESS PERSONS, ADVISORY PERSONS, AND OTHER PERSONS COVERED BY THE CODE) of the 2018 Restated Code of Ethics has been updated and attached hereto.

3.Modification to Section 9. Subsection 4 (Ban on Short-Term Trading Profits) of Section 9 of the 2018 Code of Ethics shall be amended by adding the following language to the end of such subsection:

Option trades executed in line with the exception set forth in Section 10.1(d) are exempted from the 60 day holding period.

4.Modification to Section 10.1. The 2018 Code of Ethics shall be amended to include an additional exception to subsection 1 (Preclearance) of Section 10:

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(d) Purchases or sales of either call or put options; provided that they are options that provide exposure only to a list of approved broadly diversified securities indices, and that the $100,000 limit noted in 10.1(c) above shall apply to the notional value of the underlying option transaction, not just the face value of the option trade itself. The approved indices are limited to the S&P 500 Index, Dow Jones 30 Industrial Index, and Russell 3000 Index and any other broadly diversified securities indices approved by the Chief Compliance Officer.

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This Amendment No. 1 to the Amended and Restated Code of Ethics was jointly adopted by the Bridges Investment Fund, Inc. Board of Directors on August 25 , 2019, and Bridges
Investment Management, Inc. Board of Directors on     August 25 , 2019.

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